AGREEMENT AND PLAN OF MERGER
by and among
DARWIN PROFESSIONAL UNDERWRITERS, INC.,
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
and
ALLIED WORLD MERGER COMPANY
Dated as of June 27, 2008

i

EXHIBITS
Exhibit A            Knowledge of the Company
Exhibit B            Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 27, 2008, by and among Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”), Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Parent”), and Allied World Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo” and, together with Parent, the “Buyer Parties”).
RECITALS
          WHEREAS, the parties intend that MergerCo will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) on the terms and conditions set forth herein;
          WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) resolved to recommend to the Company Board that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;
          WHEREAS, the Company Board (upon the recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;
          WHEREAS, the respective boards of directors of MergerCo and Parent have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
          WHEREAS, concurrently with the execution of this Agreement, the Company has entered into employment agreements, to be effective as of the Closing, with each of the Persons set forth on Section 1.01(a)(i) of the Company Disclosure Schedule (the “Employment Agreements”);
          WHEREAS, concurrently with the execution of this Agreement, Parent, MergerCo and Alleghany Insurance Holdings, LLC have entered into a voting agreement (the “Voting Agreement”); and
          WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, MergerCo and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Definitions.
          (a) For purposes of this Agreement:
          “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation as to which written notice has been provided to the applicable party.
          “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “beneficial owner” or “beneficial ownership”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.
          “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.
          “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Merger Effective Time at the request of the Company or any of the Company Subsidiaries.
          “Code” means the Internal Revenue Code of 1986.
          “Company Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale or other disposition by the Company or any Company Subsidiary of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the outstanding voting interests in the Company or any Company Subsidiary, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding Company Common Shares or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries.
          “Company Bylaws” means the Amended and Restated Bylaws of the Company.
          “Company Charter” means the Restated Certificate of Incorporation of the Company.
          “Company Common Shares” means the shares of common stock, par value $0.01 per share, of the Company.
          “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.
          “Company Superior Proposal” means a Company Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party (and not obtained in breach of Section 7.03 or in material breach of any other provision of this Agreement) which the Company Board, on the recommendation of the Special Committee, determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the stockholders of the Company than the Merger; provided, however¸ for purposes of this definition of “Company Superior Proposal,” the term Company Acquisition Proposal shall have the meaning assigned to such term herein, except that the references to “25%” in such definition shall be deemed to be references to “50%.”

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.
          “Environmental Law” means any Law relating to the environment, natural resources, or safety or health of human beings or other living organisms, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.
          “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
          “Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.
          “Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.
          “knowledge of the Company” or “knowledge” when used in reference to the Company means the actual knowledge of those individuals listed on Exhibit A.

          “Law” means any national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
          “Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that is materially adverse to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any of the following, or any effect, event, development or change arising out of or resulting therefrom (a) changes in the market price of Company Common Shares, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (c) changes in general legal, tax, regulatory, political or business conditions in the geographic regions in which the Company and the Company Subsidiaries do business, (d) general market or economic conditions in the specialty property and casualty insurance industry, (e) changes in Law following the date hereof, (f) changes in GAAP or SAP following the date hereof, (g) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (i) earthquakes, hurricanes, floods, or other natural disasters, (j) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities, (k) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings for any period, (l) (i) any action by Parent or any of its Affiliates or (ii) the omission of an action that is expressly required to be taken by Parent or any of its Affiliates pursuant to this Agreement or (m) any action taken by the Company at the written request or with the written consent of any of the Buyer Parties; provided, however, with respect to (a), (j) and (k) above, the underlying cause of any such change or failure shall not be excluded from the determination of whether there has been a Material Adverse Effect; provided, further, with respect to (b), (c) and (d), except to the extent that the Company and the Company Subsidiaries taken as a whole are materially disproportionately adversely affected relative to other participants in the industries in which the Company or the Company Subsidiaries participate; provided, further, with respect to (h) and (i), except to the extent that the insurance business of the Company and the Company Subsidiaries taken as a whole are materially disproportionately adversely affected as a result of payments required to be made under insurance policies written by the Company relative to other participants in the insurance industry.

          “NYSE” means the New York Stock Exchange.
          “Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.
          “Parent Disclosure Schedule” means the disclosure schedule delivered by Parent and MergerCo to the Company concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of Parent made herein.
          “Parent Material Adverse Effect” means any effect, event, development or change that would reasonably be expected to prevent, or materially hinder or delay Parent or MergerCo from consummating the Merger or any of the other transactions contemplated by this Agreement.
          “Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents, and other regulatory authorizations issued or granted by a Governmental Authority.
          “Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet due and payable and Liens for Taxes and other governmental charges and assessments being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (b) inchoate mechanics’ and materialmen’s Liens for construction in progress, (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens securing payments not due and payable or payments that are being contested in good faith that are incurred in the ordinary course of business consistent with past practice of the Company or any Company Subsidiary, (d) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not detract from the value, use or operation of the underlying property, (e) interests of any lessor or lessee to any leased property, (f) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business consistent with past practice and that do not detract in any material respect from the value, use or operation of the underlying property, (g) licenses of Intellectual Property, (h) transfer restrictions imposed by applicable securities Laws, (i) deposits of investment securities with or on behalf of state insurance departments in connection with the operations of the Company Insurance Subsidiaries and (j) Liens set forth in Section 1.01(a)(ii) of the Company Disclosure Schedule.
          “Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or joint venture or Governmental Authority, but shall exclude Company Subsidiaries.
          “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.
          “SAP” means statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority.
          “subsidiary” or “subsidiaries” of any Person means another Person in which such Person (or any other subsidiary of such Person): (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.
          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Actuarial Analyses	Section 4.06(e)
Adverse Recommendation Change	Section 7.03(b)
Agreement	Preamble
Buyer Parties	Preamble
Capital Expenditures	Section 6.01(i)
Certificate of Merger	Section 2.03
Closing	Section 2.04
Closing Date	Section 2.04
Company	Preamble

Defined Term	Location of Definition
Company 401(k) Plan	Section 7.04(d)
Company Board	Recitals
Company Common Share Certificates	Section 3.03(c)
Company Dissenting Shares	Section 3.04
Company Employees	Section 7.04(a)
Company Insurance Approvals	Section 4.05(b)
Company Insurance Intermediary	Section 4.02(b)
Company Insurance Subsidiaries	Section 4.02(b)
Company Intellectual Property	Section 4.13(a)
Company Material Contract	Section 4.16(a)
Company Paying Agent	Section 3.03(a)
Company Preferred Shares	Section 4.03(a)
Company Reinsurance Agreements	Section 4.06(f)
Company Restricted Shares	Section 3.01(d)
Company SAP Statements	Section 4.07(c)
Company SEC Reports	Section 4.07(a)
Company Stock Awards	Section 4.03(b)
Company Stock Options	Section 3.01(c)
Company Stockholder Approval	Section 4.04(a)
Company Stockholders’ Meeting	Section 7.01(d)
Company Subsidiaries	Section 4.02(a)
Confidentiality Agreement	Section 7.02(b)
Delaware Courts	Section 10.09(b)
DGCL	Recitals
Employment Agreements	Recitals
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(f)
Excess Amount	Section 3.06
Exchange Act	Section 4.05(b)
Governmental Order	Section 9.01(c)
HSR Act	Section 4.05(b)
Incentive Plans	Section 3.01(c)
Indemnified Parties	Section 7.06(a)
Insurance Contracts	Section 4.06(b)
IRS	Section 4.11(a)
Merger	Recitals
MergerCo	Preamble
Merger Consideration	Section 3.01(b)
Merger Effective Time	Section 2.03
Merger Shares	Section 3.01(b)
New Plans	Section 7.04(b)
Old Plans	Section 7.04(b)
Option Consideration	Section 3.01(c)
Outside Date	Section 9.01(b)
Parent	Preamble

Defined Term	Location of Definition
Parent Insurance Approvals	Section 5.04(b)
Plans	Section 4.11(a)
Producers	Section 4.06(g)
Proxy Statement	Section 4.12
SEC	Section 4.07(a)
Section 16	Section 7.05
Section 262	Section 3.04
Securities Act	Section 4.03(c)
Special Committee	Recitals
Superior Proposal Notice	Section 9.01(f)
Surviving Corporation	Section 2.01
Surviving Corporation Fund	Section 3.03(a)
Termination Date	Section 9.01
Termination Fee	Section 9.03(d)
Transaction Insurance Approvals	Section 5.04(b)
Uncertificated Shares	Section 3.03(c)
Voting Agreement	Recitals
          (c) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (v) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

          (vi) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (vii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (viii) references to a person are also to its successors and permitted assigns;
          (ix) references to monetary amounts are to the lawful currency of the United States;
          (x) words importing the singular include the plural and vice versa and words importing gender include all genders;
          (xi) time is of the essence in the performance of the parties’ respective obligations; and
          (xii) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.
ARTICLE II
THE MERGER
          Section 2.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time (as defined in Section 2.03), MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 2.02 Charter and Bylaws.
          (a) At the Merger Effective Time, the Company Charter shall be amended to read as set forth on Exhibit B. As so amended, such Certificate of

Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.
          (b) At the Merger Effective Time, the Bylaws of MergerCo in effect immediately prior to the Merger Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
          (c) The Company Charter and Company Bylaws, as amended pursuant to clauses (a) and (b) above, respectively, shall include any provisions required by Section 7.06.
          Section 2.03 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).
          Section 2.04 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York or at such other place as agreed to by the parties hereto.
          Section 2.05 Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, the directors of MergerCo immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
ARTICLE III
EFFECTS OF THE MERGER
          Section 3.01 Effects of the Merger on Company Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL):
          (a) Each Company Common Share held in treasury by the Company or any Company Subsidiary and each Company Common Share that is owned by Parent or MergerCo (or by any wholly owned subsidiary of Parent or MergerCo) immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (b) Each Company Common Share issued and outstanding immediately prior to the Merger Effective Time (other than Company Dissenting Shares and Company Common Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to $32.00 per Company Common Share (the “Merger Consideration”), payable to the holder thereof in accordance with Section 3.03. At the Merger Effective Time, all such Company Common Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Company Common Share immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Common Shares and the Company Restricted Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”.
          (c) Immediately prior to the Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Stock Options”) under any employee or director share option or compensation plan or arrangement of the Company (collectively, “Incentive Plans”) shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Merger Effective Time, each Company Stock Option not theretofore exercised shall be cancelled in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 3.05 with respect to such payment) determined by multiplying (x) the excess of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of Company Common Shares subject to such Company Stock Option (the “Option Consideration”). Payment of the Option Consideration shall be made in accordance with Section 3.03, and each holder of any Company Stock Options immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Option Consideration.
          (d) Immediately prior to the Merger Effective Time, each outstanding share of restricted stock granted under the Incentive Plans, whether vested or unvested (the “Company Restricted Shares”), shall become fully vested and payable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Merger Effective Time, each Company Restricted Share shall be cancelled in exchange for the right to receive an amount in cash equal to the Merger Consideration, plus any declared and unpaid dividends, without interest and less any applicable Taxes required to be withheld in accordance with Section 3.05 with respect to such payment. Payment of the Merger Consideration to the holders of Company Restricted Shares shall be made in accordance with Section 3.03. At the Merger Effective Time, all Company Restricted Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Company Restricted Shares immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
          Section 3.02 Effects of the Merger on MergerCo Securities. At the Merger Effective Time, by virtue of the Merger and without any action by MergerCo or Parent, as the holder of all outstanding capital stock of Merger Co (other than the requisite approval by the sole stockholder of MergerCo in accordance with the DGCL, which approval will be obtained immediately following the execution hereof), each outstanding common share, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.
          Section 3.03 Payment of Merger Consideration; Stock Transfer Books.
          (a) Prior to the Merger Effective Time, the Company shall appoint as paying agent a bank or trust company reasonably satisfactory to Parent (the “Company Paying Agent”). At or prior to the Merger Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Company Paying Agent, for the benefit of the holders of Merger Shares and Company Stock Options, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid plus cash in an amount sufficient to pay holders of Company Stock Options and Company Restricted Shares, in accordance with this Agreement (such cash being hereinafter referred to as the “Surviving Corporation Fund”). The Surviving Corporation Fund shall not be used for any other purpose.
          (b) The Surviving Corporation Fund shall be invested by the Company Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares and Company Stock Options following completion of the Merger pursuant to this Article III and Parent shall take all actions necessary to ensure that the Surviving Corporation Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to the Surviving Corporation.

          (c) As promptly as practicable after the Merger Effective Time, but in no event more than three (3) Business Days following the Merger Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares or Company Stock Options (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) or uncertificated Merger Shares represented by book entry (the “Uncertificated Shares”) shall pass, only upon proper delivery of the Company Common Share Certificates or transfer of the Uncertificated Shares to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates, the transfer of the Uncertificated Shares or the surrender of Company Stock Options, as applicable, in exchange for the Merger Consideration or the Option Consideration, as applicable.
          (d) Upon (i) surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Company Paying Agent for delivery of Uncertificated Shares or surrender of Company Stock Options, the holder of such Company Common Share Certificates, Uncertificated Shares or Company Stock Options, as applicable, shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof calculated in accordance with Section 3.01(b), Section 3.01(c) or Section 3.01(d), as applicable, in the form of a check, to be mailed within three (3) Business Days of receipt by the Company Paying Agent of such Company Common Share Certificates, Uncertificated Shares or Company Stock Options, as applicable, and the Company Common Share Certificates, Uncertificated Shares or Company Stock Options, as applicable, so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, if any stockholder of the Company who beneficially owns in excess of thirty percent (30%) of the outstanding Company Common Shares provides to the Company wire transfer account information and otherwise complies with this Section 3.03 at least three (3) Business Days prior to the Company Stockholder Meeting, such stockholder shall receive the Merger Consideration to which such stockholder is entitled pursuant to Section 3.01(b) by wire transfer from the Company Paying Agent immediately after the Merger Effective Time.
          (e) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificates so surrendered or Uncertificated Shares so transferred are registered if such Company Common Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the

Surviving Corporation that such tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 3.03, each Company Common Share Certificate or Uncertificated Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Company Common Share Certificates, Uncertificated Shares or Company Stock Options pursuant to the provisions of this Article III.
          (f) Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares or Company Stock Options for one (1) year after the Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares or Company Stock Options who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration or Option Consideration, as applicable. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares or Company Stock Options as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares or Company Stock Options for cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (g) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.
          (h) At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Company Common Share Certificates, Uncertificated Shares or Company Stock Options shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.
          Section 3.04 Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Common Shares or Company Restricted Shares that are outstanding immediately prior to the Merger Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Company Common Shares or Company Restricted Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262,” and, such Company Common Shares, “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, as provided in Section 3.01(b) or Section 3.01(d), but rather, the holders of Company Dissenting Shares shall be entitled only to payment of the fair value of such Company Dissenting Shares in accordance with Section 262 (and, at the Merger Effective Time, such Company Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Company Dissenting Shares in accordance with Section 262); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Company Dissenting Shares shall cease and such Company Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 3.01(b) or Section 3.01(d). The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Common Shares or Company Restricted Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          Section 3.05 Withholding Rights. The Company, the Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Stock Options and Company Restricted Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, or paid over to or deposited with the relevant Governmental Authority (including any taxing authority) by the Company, the Surviving Corporation or the Company Paying Agent, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Stock Options and Company Restricted Shares, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Company Paying Agent, as applicable.
          Section 3.06 Adjustments to Prevent Dilution. In the event that the aggregate Merger Consideration and Option Consideration to be paid at Closing pursuant to Sections 3.01(b), 3.01(c) and 3.01(d) is increased by more than One Million Dollars ($1,000,000) as a result of the Company’s breach of its representations and warranties set forth in Sections 4.03(a) and 4.03(b) (the amount of such increase above One Million Dollars ($1,000,000) being referred to herein as the “Excess Amount”), the Merger Consideration and the Option Consideration shall be ratably and equitably reduced so that the aggregate Merger Consideration and Option Consideration to be paid at Closing pursuant to Sections 3.01(b), 3.01(c) and 3.01(d) is reduced by an amount equal to the Excess Amount. In the event that, and only to the extent permitted by Section 6.01(b), the Company changes (or establishes a record date for changing) the number of Company Common Shares or Company Restricted Shares, as applicable, issued and outstanding prior to the Merger Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares or Company Restricted Shares, as applicable, at any time during the period from the date hereof to the Merger Effective Time, then the Merger Consideration and Option Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the Company Disclosure Schedule or the Company SEC Reports filed at least one (1) Business Day prior to the date hereof (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case solely to the extent such disclosure is cautionary, predictive or speculative in nature), the Company hereby represents and warrants to the Buyer Parties as follows:
          Section 4.01 Organization and Qualification; Authority.
          (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The Company has previously provided or made available to Parent copies of the Company Charter and Company Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.
          Section 4.02 Company Subsidiaries.
          (a) Each of the Company’s subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary and the number and class of all capital stock or equity interests of each such Company Subsidiary that are outstanding (and the identity of the holders thereof), is set forth in Section 4.02(a) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The Company conducts its insurance operations through the Company Subsidiaries set forth in Section 4.02(b)(i) of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or is an eligible excess or surplus lines insurer in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except where the failure to be so licensed, authorized or eligible would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Subsidiary that acts as an insurance broker, agent, managing general agent, producer or intermediary (“Company Insurance Intermediary”) is duly licensed in each jurisdiction in which it is required to be so licensed, except where the failure to be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Insurance Intermediaries are set forth in Section 4.02(b)(ii) of the Company Disclosure Schedule.
          (c) All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries and the Company owns all such capital stock and other equity interests free and clear of any Liens (other than Permitted Liens) or limitations on voting rights, and free of any preemptive rights and any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests, other than such limitations or restrictions under federal or state securities laws).
          Section 4.03 Capitalization.
          (a) The authorized capital stock of the Company consists of Fifty Million (50,000,000) Company Common Shares and Ten Million (10,000,000) shares of preferred stock, par value $0.10 per share, of the Company (“Company Preferred Shares”). As of May 31, 2008, (i) 17,018,738 Company Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 0 Company Common Shares were held in the treasury of the Company. No Company Preferred Shares are issued and outstanding. Since May 31, 2008, the Company has not issued any Company Common Shares, Company Restricted Shares or Company Stock Options (or any securities exchangeable or exercisable for or convertible into any of the foregoing), except for the issuance of Company Common Shares upon the exercise of any Company Stock Options issued and outstanding as of May 31, 2008 and set forth in Section 4.03(b).
          (b) As of May 31, 2008, 436,374 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights and stock awards granted pursuant to the Incentive Plans (collectively, the “Company Stock Awards”). Section 4.03(b) of the Company Disclosure Schedule sets forth all of the Company Stock Awards (including Company Stock Options and Company Restricted Shares), and the exercise prices of the Company Stock Options, issued and outstanding as of the date of this Agreement.
          (c) Except as set forth in Section 4.03(b) or Section 4.03(c) of the Company Disclosure Schedule or as described in Section 4.03(a) above:
          (i) there are no shares of capital stock or options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary;
          (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity rights of the Company;
          (iii) the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933 (the “Securities Act”);
          (iv) except as set forth in the Voting Agreement, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity interests, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests;

          (v) there are no accrued or unpaid dividends or other distributions with respect to any Company Common Shares or Company Restricted Shares or any shares of capital stock or other equity interests of any Company Subsidiary; and
          (vi) there is no outstanding Voting Debt of the Company or any Company Subsidiary.
          Section 4.04 Authority Relative to this Agreement; Validity and Effect of Agreements.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) The Special Committee has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) resolved to recommend to the Company Board that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger.
          (c) The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Company’s stockholders adopt this Agreement.

          Section 4.05 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and other obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary except, with respect to clauses (ii), (iii) and (iv), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (C) any filings required under the rules and regulations of the NYSE, (D) the filing of the Certificate of Merger pursuant to the DGCL, (E) any registration, filing or notification required pursuant to state securities or blue sky laws and (F) filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed in Section 4.05(b) of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 4.06 Compliance with Laws; Permits; Insurance Matters.
          (a) The business and operations of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, each of the Company Insurance Subsidiaries is marketing or selling insurance products in compliance with insurance laws applicable to the business of such Company Insurance

Subsidiary in the respective jurisdictions in which such products are being marketed or sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Insurance Contracts.
          (i) Except as set forth in Section 4.06(b)(i) of the Company Disclosure Schedule:
               (A) to the extent required by Law, all policies, binders, slips, certificates and other agreements or contracts of insurance (“Insurance Contracts”) issued by a Company Insurance Subsidiary, since January 1, 2007, are on forms approved by applicable insurance Governmental Authorities or have been filed and not objected to by such authorities within the period provided for objection, except as would not reasonably be expected to be material to the Company Insurance Subsidiaries taken as a whole; and
               (B) any rates of a Company Insurance Subsidiary which are required to be filed with or approved by any Governmental Authority have been so filed or approved, except as would not reasonably be expected to be material to the Company Insurance Subsidiaries taken as a whole.
          (ii) Except as set forth in Section 4.06(b)(ii) of the Company Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
               (A) to the knowledge of the Company, the Company Insurance Subsidiaries and the Company Insurance Intermediaries are not subject to any pending market conduct claim or complaint by a Governmental Authority;
               (B) neither the Company nor any Company Insurance Subsidiary or Company Insurance Intermediary has received written notice of any action, or, to the knowledge of the Company, is aware of any threatened action, which would reasonably be expected to give rise to a market conduct claim by a Governmental Authority; and
               (C) since January 1, 2007, the Company Insurance Subsidiaries have (1) to the knowledge of the Company, timely paid all guaranty fund assessments that are due, or claimed or asserted by any state guaranty fund or association or by any insurance Governmental Authority to be due and (2) provided for all such assessments in the Company SAP Statements to the extent necessary to be in conformity with SAP in all material respects as then in effect.
          (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or except as set forth in Section 4.06(b)(iii) of the Company Disclosure Schedule, since January 1, 2007, all Insurance Contract claims due and payable by or on behalf of the Company Insurance Subsidiaries have been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such exceptions for which the Company Insurance Subsidiary has a reasonable basis to believe that there is a reasonable basis to contest payment.
          (c) Regulatory Filings. (i) Since January 1, 2007, the Company, each Company Insurance Subsidiary and each Company Insurance Intermediary has filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any insurance Governmental Authority and (ii) to the knowledge of the Company, any material deficiencies or violations noted in all such material reports, statements, documents, registrations, filings and submissions have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have all Permits required to legally conduct their respective businesses as now conducted and to own their respective assets, (ii) the Company and the Company Subsidiaries are in compliance with all such Permits, (iii) all such Permits are valid and in full force and effect and (iv) no such Permit is the subject of any suit or pending proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit.
          (e) Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all material actuarial reports prepared by actuaries, independent or otherwise, on or after January 1, 2007, with respect to the Company or any Company Insurance Subsidiary, and all material attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”). The information and data furnished by each Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects. Furthermore, each Actuarial Analysis prepared internally by the Company or a Company Subsidiary was based upon data and information that were accurate in all material respects at the relevant time of preparation.
          (f) All material reinsurance treaties or agreements to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are set forth in Section 4.06(f)(i) of the Company Disclosure Schedule. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, (i) no party to a Company Reinsurance Agreement is in default as to any provision thereof, (ii) since January 1, 2007, no notice of intended cancellation has been received by a Company Insurance Subsidiary from any reinsurer with respect to any such Company Reinsurance Agreement, (iii) with respect to ceded Company Reinsurance Agreements, none of the Company Insurance Subsidiaries’ reinsurers has denied coverage with respect to any material claim pending and (iv) except as set forth in Section 4.06(f)(ii) of the Company Disclosure Schedule, each Company Insurance Subsidiary is entitled under applicable Law to take full credit in its Company SAP Statements for all amounts recoverable by it pursuant to a Company Reinsurance

Agreement, and all such amounts have been properly recorded in its books and records and are properly reflected in its financial statements.
          (g) Producers.
          (i) Except as set forth in Section 4.06(g)(i) of the Company Disclosure Schedule, to the knowledge of the Company, since January 1, 2007, each Person, including salaried employees of the Company, the Company Insurance Subsidiaries and the Company Insurance Intermediaries, performing the duties of insurance producer, reinsurance intermediary, agent, managing general agent, wholesaler, broker, solicitor, adjuster or customer representative for the Company or any Company Insurance Subsidiary (collectively, “Producers”), at the time such Producer wrote, sold, produced, solicited or serviced business, or performed such other act for or on behalf of the Company or Company Insurance Subsidiary that may require a Permit, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (ii) Except as set forth in Section 4.06(g)(ii) of the Company Disclosure Schedule, since January 1, 2007, the Company, the Company Insurance Subsidiaries and the Company Insurance Intermediaries have not made a filing with any Governmental Authority seeking an exemption under 18 USC §1033(e)(2) with respect to any Producer.
          (iii) Except as set forth in Section 4.06(g)(iii) of the Company Disclosure Schedule, as of the date hereof, to the knowledge of the Company, no Producer has indicated to the Company, a Company Insurance Subsidiary or a Company Insurance Intermediary that any Producer will be unable or unwilling to continue its relationship as a Producer with the Company, any Company Subsidiary or any Company Insurance Intermediary within twelve (12) months after the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (h) Managing General Agency Agreements. Except as set forth in Section 4.06(h) of the Company Disclosure Schedule or except with respect to policies issued under the Company Insurance Subsidiaries’ I-Bind system, neither the Company nor any Company Insurance Subsidiary has any managing general agency contracts or similar arrangements under which an independent party has authority to perform underwriting analysis and issue insurance policies or reinsurance contracts on behalf of the Company or any Company Insurance Subsidiary or otherwise to bind the Company or any Company Insurance Subsidiary to such policies or contracts without the prior approval of the Company or such Company Insurance Subsidiary.
          (i) Since January 1, 2007, none of the Company, the Company Insurance Subsidiaries or the Company Insurance Intermediaries nor, to the knowledge of the Company, any of their respective directors, officers, agents, or employees has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or such Company Insurance Subsidiary or (iv) in violation of any Law.
          (j) Except as expressly provided in any of the agreements set forth in Section 4.06(j) of the Company Disclosure Schedule, none of the Company, the Company Insurance Subsidiaries or the Company Insurance Intermediaries is a party to any market services agreement, placement services agreement or similar agreement providing for the payment of contingent commissions other than commissions based upon the profitability of business written. All material fee or commission payments due from the Company Insurance Subsidiaries with respect to Insurance Contracts or due to the Company Insurance Intermediaries are described in written contracts, binders of insurance or other forms of written confirmation.
          Section 4.07 SEC Filings; Financial Statements.
          (a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since May 19, 2006 (the “Company SEC Reports”). The Company SEC Reports, each as amended, if applicable, (i) complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect as of the date of filing of such Company SEC Reports, and (ii) as of their respective dates (or, if amended, as of the date of such amendment) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC or the NYSE. To the knowledge of the Company, there are no material unresolved comments received from the SEC staff with respect to the Company SEC Reports on or prior to the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, was prepared, in all material respects, in accordance with and complied, in all material respects, with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c) As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile, and any state where it is licensed or from which it has received a Permit, for the year ended December 31, 2007, the quarterly period ended March 31, 2008 and any subsequent quarterly period ended prior to the Closing. Each Company Insurance Subsidiary has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled, and any state where it is licensed or from which it has received a Permit, on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company SAP Statements were prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements fairly presented, in all material respects, the statutory financial position of such Company Insurance Subsidiaries as of the respective dates thereof and the results of operations of such Company Insurance Subsidiaries for the respective periods then ended. No material weakness has been asserted with respect to any Company SAP Statements filed prior to the date of this Agreement by the applicable Company Insurance Subsidiary’s domiciliary state regulator or the insurance regulator of a state where it is licensed or from which it has received a Permit, which has not been cured, waived or otherwise resolved to the satisfaction of such state regulator except for those weaknesses that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or the Company Subsidiaries’ published financial statements or any Company SEC Reports.
          (e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of the Company by others within the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this

Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls and the Company has provided to Parent copies of documentation related to such disclosure contemplated in clauses (A) and (B) above.
          Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, or as contemplated by this Agreement, since March 31, 2008, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          Section 4.09 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any material liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities (a) reflected on or reserved against in the Company’s consolidated balance sheet, as of March 31, 2008, included in the Company’s consolidated financial statements, (b) incurred in the ordinary course of business consistent with past practice since March 31, 2008, (c) incurred in connection with the Merger or any transaction contemplated by this Agreement, (d) which have been discharged or paid in full in the ordinary course of business consistent with past practice, or (e) set forth in Section 4.09 of the Company Disclosure Schedule.
          Section 4.10 Absence of Litigation. As of the date of this Agreement, (a) there is no material Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets and (b) neither the Company nor any of the Company Subsidiaries is subject to any order, judgment, writ, injunction or decree (other than those applicable generally to insurers in one or more of the Company’s and the Company Subsidiaries’ lines of business).
          Section 4.11 Employee Benefit Plans.
          (a) Section 4.11(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements (other than individual option agreements) to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the

Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last year, (iii) the most recently received IRS determination letter, if any, relating to the Plans and (iv) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees) and all material modifications thereto.
          (b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect, in any material respect, the qualified status of any such Plan or the exempt status of any such trust.
          (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code.
          (d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date of this Agreement (excluding any amounts not yet due).
          (e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.
          (f) Neither the Company nor any ERISA Affiliate sponsors or has sponsored in the past six years any Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company nor any ERISA Affiliate contributes to or has ever contributed to, or otherwise incurred any withdrawal liability under, any multiemployer plan (within the meaning of Section 3(37) of ERISA). For purposes of this Section 4.11(f), an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

          (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no unfair labor practice charge or complaint pending against the Company or any Company Subsidiary, (ii) there is no labor strike, slowdown, work stoppage, lockout or labor dispute pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced any strike, slowdown, work stoppage, lockout or other labor dispute by or with respect to its employees within the last three (3) years, (iii) there are no charges with respect to or relating to the Company or any Company Subsidiary pending before any Governmental Authority responsible for the prevention of unlawful employment practices and (iv) the Company and each Company Subsidiary are, and at all times have been in compliance with, all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and the collection and payment of withholding and/or social security Taxes.
          Section 4.12 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting (as amended, supplemented or modified from time to time, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo for inclusion or incorporation by reference therein.
          Section 4.13 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”); and
          (b) as of the date of this Agreement, (i) there are no pending or, to the knowledge of the Company, threatened Actions by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any Company Subsidiary for their use of the Company Intellectual Property, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any Intellectual Property rights of any person, (iii) neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to, or in connection with, the Company Intellectual Property and (iv) to the knowledge of the Company, no person is infringing any Company Intellectual Property.

          Section 4.14 Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) all Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (except those under valid extension) and such Tax Returns are true, complete and correct;
          (b) all Taxes due and payable by the Company or any of the Company Subsidiaries have been timely paid, withheld or adequately provided for in accordance with GAAP on the Company’s most recent consolidated financial statements;
          (c) neither the Company nor any of the Company Subsidiaries has received written notice of any proceeding or audit against, or with respect to any Taxes of, the Company or any of the Company Subsidiaries that has not been finally resolved;
          (d) neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any income Tax Returns;
          (e) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries;
          (f) neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and the Company Subsidiaries);
          (g) neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law);
          (h) neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;
          (i) neither the Company nor any of the Company Subsidiaries has participated in a transaction described in Treasury Regulations Section 1.6011-4(b)(2), (3) or (4); and
          (j) to the knowledge of the Company, no claim has been made during the past three (3) years by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries has filed Tax Returns indicating that the Company or any of the Company Subsidiaries is or may be subject to any material taxation by such jurisdiction.
          Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property owned or leased by the Company or the Company Subsidiaries.
          Section 4.16 Material Contracts.
          (a) Except as set forth in Section 4.16 of the Company Disclosure Schedule or as filed with the SEC prior to the date hereof, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC). Each of the contracts of the type described in this Section 4.16 is referred to in this Agreement as a “Company Material Contract.”
          (b) (i) Neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is, in material breach or violation of, or in material default under, any Company Material Contract, and, to the knowledge of the Company, no event has occurred which would result in any such breach or violation of, or such default (in each case, with or without notice or lapse of time or both) and (ii) none of the Company or any of the Company Subsidiaries has received any claim of such breach or violation of, or default under, any Company Material Contract. Each Company Material Contract is valid, binding and enforceable against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, rehabilitation, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally, or creditors’ rights with respect to insurance companies, or by general equity principles, and is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto.
          Section 4.17 Interested Party Transactions. Except as set forth in the Company SEC Reports prior to the date hereof, since January 1, 2008, (i) neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC and (ii) neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement with Alleghany Corporation or its Affiliates.
          Section 4.18 Insurance. Section 4.18 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies maintained by the Company as of the date of this Agreement. Except as set forth in Section 4.18 of the Company Disclosure Schedule or for exceptions that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all material insurance policies maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.
          Section 4.19 Brokers. No Person other than UBS Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
          Section 4.20 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board and the Special Committee have received the opinion of UBS Securities LLC, as of June 27, 2008, to the effect that, as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Merger Consideration to be received by the holders of Company Common Shares (other than Alleghany Corporation, its subsidiary Alleghany Insurance Holdings LLC or any of their respective affiliates) is fair, from a financial point of view, to such holders.
          Section 4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
          Except as set forth in the Parent Disclosure Schedule or the Parent SEC Reports filed at least one (1) Business Day prior to the date hereof (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature), Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:
          Section 5.01 Organization and Qualification; Authority.
          (a) Each of the Buyer Parties (i) is a corporation duly organized, validly existing and in good standing (or similar concept under applicable Law) under the laws of the jurisdiction of its incorporation, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (b) Each of the Buyer Parties has previously provided or made available to the Company copies of its certificate of incorporation, bylaws or similar organizational documents, and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Buyer Parties have been commenced.
          Section 5.02 Ownership of MergerCo; No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of MergerCo are, and as of the Closing Date will be, owned beneficially by Parent as the ultimate controlling person of MergerCo.
          Section 5.03 Authority Relative to this Agreement; Validity and Effect of Agreements. Each of the Buyer Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Buyer Parties, and no other corporate proceedings on the part of either of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger, except for the approval of this Agreement by the sole stockholder of MergerCo, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties, enforceable against each of the Buyer Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          Section 5.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by each of the Buyer Parties of this Agreement do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the certificate of incorporation, bylaws or similar organizational documents of either of the Buyer Parties, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.04 have been obtained and all filings and obligations described in subsection (b) of this Section 5.04 have been made, conflict with or violate any Law applicable to any of the Buyer Parties or any of their subsidiaries, or by which any of their properties or assets are bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which any Buyer Party or any of their respective subsidiaries is a party or by which it or any of their respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of the Buyer Parties or any of their subsidiaries except, with respect to clauses (ii), (iii) and (iv), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefit or rights which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (b) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements of the Exchange Act, (B) the pre-merger notification requirements of the HSR Act, (C) any filings required under the rules and regulations of the NYSE, (D) the filing of the Certificate of Merger pursuant to the DGCL, (E) any registration, filing or notification required pursuant to state securities or blue sky laws and (F) filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed in Section 5.04(b) of the Parent Disclosure Schedule (the “Parent Insurance Approvals” and, together with the Company Insurance Approvals, the “Transaction Insurance Approvals”) and (ii) where the failure to obtain such consents, approvals, or authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          Section 5.05 Information Supplied. None of the information supplied or to be supplied by either of the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
          Section 5.06 Absence of Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets and (b) neither Parent nor any of its subsidiaries is subject to any order, judgment, writ, injunction or decree.
          Section 5.07 Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause MergerCo to perform its obligations under this Agreement. Parent has or will have, and will cause MergerCo to have, prior to the Merger Effective Time, sufficient funds to pay the aggregate Merger Consideration and the Option Consideration contemplated by this Agreement and to perform the other obligations of Parent and MergerCo contemplated by this Agreement.
          Section 5.08 No Ownership of Company Capital Stock. Neither Parent nor any of its subsidiaries own any Company Common Shares or any option, warrant or other right to acquire any Company Common Shares.
          Section 5.09 Other Agreements or Understandings. Except for the Voting Agreement, neither Parent nor any of its subsidiaries is a party to any written contract, arrangement or understanding with any member of the Company Board or any officer at or above the level of senior vice president of the Company or any person that beneficially owns 5% or more of the shares of the outstanding capital stock of the Company, in each case, that relates to the voting or disposition of the Company Common Shares in respect of the Merger.
          Section 5.10 Brokers. No Person other than Goldman, Sachs & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Parties or any of their Affiliates.
          Section 5.11 Interest in Competitors. Neither Parent nor MergerCo owns any interest (nor do any of their respective Affiliates insofar as such Affiliate-owned interest would be attributed to Parent or MergerCo under the HSR Act) in any entity or Person that derives a substantial part of its revenues from a line of business within the Company’s principal line of business.
          Section 5.12 No Additional Representations or Warranties.
          (a) Each of the Buyer Parties acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.
          (b) Each of the Buyer Parties acknowledges that (i) neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer Parties and each of their respective representatives except as expressly set forth in Article IV (which includes the Company Disclosure Schedule and the Company SEC Reports) and (ii) except as contemplated by this Agreement, neither the Company, its Affiliates, or their respective subsidiaries, stockholders, controlling persons, including Alleghany Corporation or its Affiliates, or representatives nor any other person, shall be subject to any liability or responsibility whatsoever to the Buyer Parties or their respective Affiliates or any of their respective subsidiaries, stockholders, controlling persons, or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from or based upon the Company’s making available to the Buyer Parties any information or Parent’s use of any such information. The term “information” as used in this Section 5.12(b) includes any information, documents or material in the due diligence materials provided to the Buyer Parties and their respective representatives, including in the “data room,” management presentations (formal or informal), any statement, document or agreement delivered pursuant to this Agreement, any financial statements and any projections, forecasts, estimates or other forward-looking information (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing) provided or otherwise made available to the Buyer Parties or any of their Affiliates, stockholders, controlling persons or representatives or in any other form in connection with the transactions contemplated by this Agreement.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
          Section 6.01 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the Merger Effective Time, except as required by this Agreement, as may be required by applicable Law or as set forth in Section 6.01 of the Company Disclosure Schedule or except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after request for such consent is actually received by Parent), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve substantially intact the business, assets and organization of the Company and the Company Subsidiaries and to preserve the current beneficial relationships of the Company and the Company Subsidiaries with any Person with which the Company or any Company Subsidiary has material business relations (including customers, suppliers, directors, officers and key employees). Except as required by this Agreement, as may be required by applicable Law or as set forth in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after request for such consent is actually received by Parent.

          (a) amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents;
          (b) (i) authorize for issuance, issue, sell, pledge, dispose of, grant or transfer or agree or commit to issue, sell, dispose of, grant or transfer any shares of any class of capital stock of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary, other than the issuance of Company Common Shares issuable pursuant to Company Stock Awards outstanding on the date hereof, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options or the vesting of Company Stock Awards, (iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company, other than (A) dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary and (B) dividend equivalents already accrued as of the date hereof and paid with respect to Company Stock Awards outstanding on the date hereof and set forth in Section 6.01(b) of the Company Disclosure Schedule or (iv) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;
          (c) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger), except (i) that a Company Subsidiary may merge with another Company Subsidiary or (ii) for acquisitions (including by way of merger, consolidation, acquisition of equity interests or assets or any other business combination) by the Company or any Company Subsidiary of any Person providing for purchase price consideration (including any related amounts or promissory notes) of an amount less than Five Million Dollars ($5,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate;
          (d) sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than in the ordinary course of business, except for (i) sales of investment assets by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice, (ii) transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, in the ordinary course of business consistent with past practice, (iii) sales or transfers of assets between wholly owned Company Subsidiaries, (iv) pursuant to existing written contracts or commitments as set forth in Section 6.01(d) of the Company Disclosure Schedule or (v) in an amount not in excess of Five Million Dollars ($5,000,000) in the aggregate;
          (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money, other than indebtedness for borrowed money incurred in the ordinary course of business and pursuant to any credit agreement to which the Company or any Company Subsidiary is a party as of the date of this Agreement (which shall be deemed to include draws or standby letters of credit under the Company’s line of credit facility or other similar lines of credit);
          (f) except as required by the terms of the Plans or awards made thereunder prior to the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or employees (other than increases for employees or officers below the level of senior vice president made in the ordinary course of business consistent with past practice), (ii) amend, change, terminate or waive any rights under any Employment Agreement or (iii) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee (other than with respect to (A) agreements for new hires of non-executive officers in the ordinary course of business consistent with past practice that do not provide any change in control benefits and (B) each award under the Company’s Performance Incentive Plan and the Company’s Long Term Incentive Plan;
          (g) pre-pay any long-term debt (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount exceeding Five Million Dollars ($5,000,000) in the aggregate for the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice and in accordance with the terms of such debt;
          (h) except as required by Law or changes in GAAP or SAP which become effective after the date of this Agreement, materially change any of its accounting policies (whether for financial accounting or Tax purposes);
          (i) authorize, or enter into any commitment for, any new material capital expenditures (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) in an amount in excess of Two Million Dollars ($2,000,000) in the aggregate;
          (j) pay, discharge, settle or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations other than any payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice

(which includes payment of policyholders’ claims) where the amounts paid or to be paid, except in the case of policyholder claims, (i) are covered by insurance coverage maintained by the Company or (ii) are in an amount less than Five Million Dollars ($5,000,000) in the aggregate;
          (k) take any action that would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.02;
          (l) create or have any subsidiary of the Company other than the Company Subsidiaries as of the date of this Agreement;
          (m) (A) amend, change, cancel, terminate or waive or release, in any material respect, any rights under any Company Material Contract that was required to be filed as an exhibit to the Company SEC Reports pursuant to Regulation S-K of the Securities Act or (B) enter into any new contract, agreement or arrangement that would be required to be filed as an exhibit to the Company SEC Reports pursuant to Regulation S-K of the Securities Act;
          (n) (i) settle or compromise any material Tax audit, (ii) make or change any material Tax election or file any material amendment to a material Tax Return, except, in each case, as required by applicable Law, or (iii) surrender any right to claim a material refund of Taxes;
          (o) enter into (i) any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC or (ii) any agreement or arrangement with Alleghany Corporation or its Affiliates; or
          (p) enter into any agreement or otherwise make a commitment to do any of the foregoing.
          Section 6.02 Conduct of Business by Buyer Parties Pending the Merger. The Buyer Parties agree that, between the date of this Agreement and the Merger Effective Time, except as required by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.03.

          Section 6.03 MergerCo. Parent will take all actions necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
          Section 6.04 Incentive Plans. Prior to the Closing, the Company Board shall take all actions reasonably required to terminate all equity based Incentive Plans effective as of the Merger Effective Time, such that, except for the Option Consideration and the Restricted Stock Consideration, the Company shall have no further obligations with respect thereto.
ARTICLE VII
ADDITIONAL AGREEMENTS
          Section 7.01 Company Proxy Statement; Other Filings; Stockholders’ Meeting.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent in accordance with the second sentence of Section 7.01(b), file with the SEC the Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.
          (b) As promptly as reasonably practicable, each of Parent and the Company shall notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.
          (c) If, at any time prior to the Merger Effective Time, any information relating to the Company, Parent or MergerCo or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or MergerCo which should be set forth in an amendment or supplement to the Proxy Statement or Other Filings, so that the Proxy Statement or Other Filings would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.
          (d) Notwithstanding any Adverse Recommendation Change, the Company shall, in accordance with the Company Charter and Company Bylaws, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Company Common Shares and Company Restricted Shares (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company Board shall (i) except as otherwise provided in Section 7.03, recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its commercially reasonable efforts to solicit such adoption.
          Section 7.02 Access to Information; Confidentiality.
          (a) Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Merger Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors, counsel and agents of the Company and the Company Subsidiaries to, afford Parent and its officers, directors, employees, auditors, counsel and agents, following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose (i) any competitively sensitive information, (ii) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any Company Subsidiary or (iii) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Company Subsidiary. No investigation pursuant to this Section 7.02 or information provided, made available or delivered to Parent pursuant to this Section 7.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

          (b) Prior to the Merger Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated April 28, 2008 between Parent and the Company (the “Confidentiality Agreement”).
          Section 7.03 No Solicitation of Transactions by the Company.
          (a) During the term of this Agreement, none of the Company or any Company Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent or representative of the Company or any Company Subsidiary to, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Acquisition Proposal, or (iii) enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time prior to the receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives a Company Acquisition Proposal that was not received in breach or violation of this Section 7.03(a), the Special Committee or the Company Board may (directly or through advisors or representatives) (x) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (y) if the Company Board or the Special Committee determines in good faith after consultation with its legal and financial advisors that such Company Acquisition Proposal is, or is reasonably likely to lead to, a Company Superior Proposal, the Company Board may (1) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Company Acquisition Proposal pursuant to a confidentiality agreement executed by the Company and such Person on terms with respect to confidentiality that are at least as restrictive as the terms of the Confidentiality Agreement (provided that the Company provides Parent with notice within thirty six (36) hours of any such furnishing and that the Company has previously or concurrently furnished such information to Parent), (2) participate in negotiations regarding such Company Acquisition Proposal and (3) following receipt of a Company Acquisition Proposal that constitutes a Company Superior Proposal, terminate this Agreement pursuant to, and subject to and only after compliance with, Section 9.01(f).
          (b) The Company Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), its approval, recommendation or declaration of advisability of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) (it being understood that a “stop, look and listen” communication by the Company Board to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or the taking of a neutral or no position with respect to any Company Acquisition Proposal shall not constitute an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 7.03(a)) (A) constituting or that could reasonably be expected to lead to any Company Acquisition Proposal or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided that in the case of sub-clauses (A) and (B) of this clause (ii), the Company shall not be prohibited from entering into an agreement pursuant to, and subject to and only after compliance with, Section 9.01(f). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects with the other provisions of this Section 7.03, as applicable, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith after consultation with its legal and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.
          (c) The Company shall promptly advise Parent in writing of any Company Acquisition Proposal (and in no event less than thirty six (36) hours following the Company’s initial receipt of any Company Acquisition Proposal), the material terms and conditions of any such Company Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Company Acquisition Proposal. The Company shall keep Parent reasonably informed of the status (including any change to the material terms and conditions thereof) of any such Company Acquisition Proposal.
          (d) Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board or the Special Committee from taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A with respect to a Company Acquisition Proposal. In addition, nothing in this Section 7.03 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.
          Section 7.04 Employee Benefits Matters.
          (a) From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Plans, compensation arrangements and agreements and employment, severance and termination plans and agreements in accordance with their terms as in effect immediately before the Merger Effective Time. For a period of one (1) year following the Merger Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and the Company Subsidiaries while such employee remains employed by the Company or the Company Subsidiaries (“Company Employees”) (i) compensation (including incentive compensation) no less favorable in the aggregate than the compensation (including incentive compensation) provided to Company Employees immediately before the Merger Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the benefits provided to similarly situated employees of Parent.
          (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Merger Effective Time, to the same extent as such Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to coverage under any Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under an Old Plan in which such Company Employee participated immediately prior to the Merger Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (c) Parent shall, and shall cause the Surviving Corporation to, honor and abide by Section 7.04(c) of the Company Disclosure Schedule.
          (d) If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions, pursuant to resolutions of the Company Board, necessary or appropriate to terminate, immediately prior to the Merger Effective Time, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).
          (e) This Section 7.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.04, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.04. Without limiting the foregoing, no provision of this Section 7.04 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any Company Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 7.04 is intended to amend any Plan or any employee benefit plan, agreement or arrangement of Parent, or interfere with Parent’s, the Company’s or any Company Subsidiary’s right, as applicable, from and after the Closing to amend or terminate any Plan, or any employee benefit plan, agreement or arrangement of Parent or the employment of, or provision of services by, any director, employee, independent contractor or consultant.
          Section 7.05 Section 16 Matters. Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares, Company Stock Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Stock Awards) or Company Restricted Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
          Section 7.06 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.
          (a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Merger Effective Time, Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date, (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the date of this Agreement to indemnify and/or hold harmless such employees or agents set forth in Section 7.06(a) of the Company Disclosure Schedule) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law without regard to whether indemnification may be available to such Indemnified Party from another Person, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the date of this Agreement to indemnify and/or hold harmless such employees or agents set forth in Section 7.06(a) of the Company Disclosure Schedule) after the date of this Agreement and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto.
          (b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of any current or former (i) director or officer of the Company or the Company Subsidiaries, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) an employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the date of this Agreement to indemnify and/or hold harmless such employees or agents set forth in Section 7.06(a) of the Company Disclosure Schedule) as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Company Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries set forth in Section 7.06(b) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Merger Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
          (c) For a period of six (6) years from the Merger Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.
          (d) Immediately prior to the Closing, (i) the Company shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and the Company Subsidiaries, with limits of Twenty Million Dollars ($20,000,000) for each claim and in the aggregate, for a premium not to exceed Four Hundred Thousand Dollars ($400,000), such policy to become effective at the Closing and remain in effect for a period of six years after the Closing and (ii) Parent shall provide for the current officers and directors of the Company and the Company Subsidiaries who continue in such capacity after the Closing to be covered under Parent’s directors’ and officers’ liability program with the same terms as those applicable to the officers and directors of Parent and its subsidiaries.
          (e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.06.
          (f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.06.

          (g) This Section 7.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.06.
          Section 7.07 Further Action; Best Efforts.
          (a) Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and MergerCo shall (i) make all filings and submissions under the HSR Act, (ii) use reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Merger Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Merger Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Without limiting any of the Company’s obligations contained in this Section 7.07(a), Parent and MergerCo shall coordinate, and assume primary responsibility for managing, any required continuance of membership or other application, notice filing or other required submission with the NYSE or any other self-regulatory agency.
          (b) In furtherance and not in limitation of Section 7.07(a), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) each party shall give the other party prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the other party with a copy thereof, (iii) all applications and substantive correspondence with the insurance regulators shall be approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) and (iv) each party shall have the right to participate in and shall, to the extent reasonably practicable, receive reasonable prior notice of, all meetings (telephonic or otherwise) of the other party with any insurance regulators in respect of the transactions contemplated by this Agreement.
          (c) For purposes of this Section 7.07, “reasonable best efforts” shall include (i) executing settlements, undertakings, consent decrees, stipulations or other agreements, (ii) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent, (iii) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company contemporaneously with or subsequent to the Closing, (iv) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company prior to the Closing, and (v) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.
          Section 7.08 Public Announcements. The parties hereto agree that no public release or announcement concerning the Merger or the transactions contemplated by this Agreement shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement. Notwithstanding the foregoing, the Company shall not be required to obtain the consent of Parent or MergerCo in connection with, or provide Parent or MergerCo the opportunity to comment on, any public announcement regarding a Company Acquisition Proposal.
          Section 7.09 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.

ARTICLE VIII
CONDITIONS TO THE MERGER
          Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Merger Effective Time of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained by the Company;
          (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any approvals required thereunder shall have been obtained;
          (c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger; and
          (d) The Transaction Insurance Approvals shall have been obtained and the waiting periods applicable thereto shall have terminated or expired.
          Section 8.02 Conditions to the Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver by Parent in writing at or prior to the Merger Effective Time of the following additional conditions:
          (a) The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 4.08(b)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company contained in Section 4.01(a), Section 4.04 and Section 4.08(b) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
          (b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time; and

          (c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, and certifying as to the satisfaction by the Company, of the applicable conditions specified in Section 8.02(a) and Section 8.02(b).
          Section 8.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company in writing at or prior to the Merger Effective Time of the following additional conditions:
          (a) The representations and warranties of Parent and MergerCo contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
          (b) Each of Parent and MergerCo shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time; and
          (c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
          Section 8.04 Frustration of Conditions. None of the Company, Parent or MergerCo may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.07.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):
          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Closing shall not have occurred on or before March 27, 2009 (as such date may be extended pursuant to the immediate following provision, the “Outside Date”); provided, that if, as of the Outside Date, all conditions set forth in Section 8.01, Section 8.02 and Section 8.03 shall have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing) other than the conditions set forth in Section 8.01(b) or Section 8.01(d), then either the Company or Parent may extend the Outside Date until the date that is 3 months from the initial Outside Date by providing written notice to the other party; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date;
          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”), which Governmental Order shall have become final and non-appealable; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;
          (d) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;
          (e) by Parent if an Adverse Recommendation Change shall have occurred and Parent shall have exercised its right to terminate this Agreement pursuant to this Section 9.01(e) within ten (10) Business Days of obtaining actual knowledge of such occurrence; or
          (f) by action of the Company Board, if at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board or the Special Committee has received a Company Superior Proposal, (ii) the Company is in compliance in all material respects with Section 7.03, (iii) the Company shall have first given Parent at least three (3) Business Days prior written notice of its intent to terminate this Agreement pursuant to this subsection and to enter into a definitive agreement with respect to such Company Superior Proposal (indicating in such notice the most recent material terms and conditions of such Company Superior Proposal) (a “Superior Proposal Notice”), and during the three (3) Business Day period immediately following the delivery of such Superior Proposal Notice, the Company negotiates, or offers to negotiate, with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the

Company, Parent and MergerCo to proceed with the transactions contemplated herein on such adjusted terms, (iv) after taking into account any such adjustments, the Company Board determines in good faith that the Company Superior Proposal described in the Superior Proposal Notice continues to constitute a Company Superior Proposal (provided that any amendment, supplement or modification to the financial terms or other material terms of any Company Superior Proposal shall be deemed a new Company Superior Proposal and the Company may not terminate this Agreement pursuant to this Section 9.01(f) unless the Company has complied with the requirements of this Section 9.01(f) with respect to such new Company Superior Proposal, including sending a Superior Proposal Notice with respect to such new Company Superior Proposal and offering to negotiate for a three (3) Business Day period from the delivery of such new Superior Proposal Notice), (v) the Company pays to Parent the Termination Fee in accordance with Section 9.03(b)(i) concurrently with or prior to such termination and (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Company Superior Proposal.
          Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 7.02(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that, subject to Section 9.03(e), nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of any provision of this Agreement or fraud.
          Section 9.03 Fees and Expenses.
          (a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
          (b) In the event this Agreement shall be terminated:
          (i) by the Company pursuant to Section 9.01(f), the Company shall pay to Parent the Termination Fee; or
          (ii) by Parent or the Company pursuant to Section 9.01(d) and Alleghany Insurance Holdings, LLC shall have voted the Company Common Shares subject to the Voting Agreement in favor of the Merger in compliance with Section 1.01(A) of the Voting Agreement, the Company shall pay to Parent the Termination Fee; or

          (iii) by Parent pursuant to Section 9.01(e), the Company shall pay to Parent the Termination Fee.
          (c) Except as set forth in Section 9.01(f), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment.
          (d) For purposes of this Agreement, “Termination Fee” means Sixteen Million Five Hundred Thousand Dollars ($16,500,000).
          (e) Each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive and actually receives the Termination Fee pursuant to this Agreement, Parent’s receipt of the Termination Fee shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.
          (f) Each of Parent, MergerCo and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company shall each bear and pay one-half of the costs and expenses incurred in connection with filings and submissions under the HSR Act and the filing, printing and mailing of the Proxy Statement.
          Section 9.04 Waiver. At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
          Section 10.01 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Merger Effective Time and (b) this Article X.
          Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
          if to Parent or MergerCo:
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Facsimile No: 441-295-5117
Attention: Wesley D. Dupont, General Counsel
          with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile No: (212) 728-9763
Attention: Steven A. Seidman, Esq.
          if to the Company:
Darwin Professional Underwriters, Inc.
9 Farm Springs Road
Farmington, CT 06032
Facsimile No: 860-284-1301
Attention: Mark I. Rosen, General Counsel
          with copies to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile No: (212) 259-6333
Attention: Morton A. Pierce, Esq.
James A. FitzPatrick, Jr., Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile No: (212) 225-3999
Attention: Christopher E. Austin, Esq.

          Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
          Section 10.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Merger Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          Section 10.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Disclosure Schedules and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).
          Section 10.06 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms of this Agreement including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Merger Effective Time.
          Section 10.07 Specific Performance. Subject to Section 9.03(e), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.
          Section 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Section 7.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons), (b) following the Merger Effective Time, the provisions of Article III (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons) and (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or MergerCo’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and MergerCo.
          Section 10.09 Governing Law; Forum.
          (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
          (b) Except as set out below, each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent and MergerCo does hereby appoint CT Corporation as such agent and the Company does hereby appoint Corporation Service Corporation as such agent.
          Section 10.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.
          Section 10.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          Section 10.13 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          IN WITNESS WHEREOF, Parent, MergerCo, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
By	/s/ Scott A. Carmilani
	Name:	Scott A. Carmilani
	Title:	President and Chief Executive Officer

By	/s/ Wesley D. Dupont
	Name:	Wesley D. Dupont
	Title:	Senior Vice President, General Counsel & Secretary

ALLIED WORLD MERGER COMPANY
By	/s/ Scott A. Carmilani
	Name:	Scott A. Carmilani
	Title:	President

By	/s/ Wesley D. Dupont
	Name:	Wesley D. Dupont
	Title:	Secretary

DARWIN PROFESSIONAL UNDERWRITERS, INC.
By	/s/ Stephen J. Sills
	Name:	Stephen J. Sills
	Title:	President, Chairman & CEO